Calculation of Filing Fees Table

SC TO-I
(Form Type)

BBR ALO FUND, LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$50,000,000(a)	0.00927%	$4,635.00(b)
Fees Previously Paid	-		-
Total Transaction Valuation	$50,000,000(a)
Total Fees Due for Filing			$4,635.00
Total Fees Previously Paid			-
Total Fee Offsets			-
Net Fee Due			$4,635.00

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(a) Calculated as the aggregate maximum purchase price for limited liability company interests.
(b) Calculated at 0.00927% of the Transaction Valuation.